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EXHIBIT 99.1
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NEWS BULLETIN

                                    CABOT INDUSTRIAL TRUST
                                    TWO CENTER PLAZA
                                    SUITE 200
                                    BOSTON, MA 02108
                                    (NYSE:CTR)


FROM:

CABOT
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INDUSTRIAL

--------------------------------------------------------------------------------

AT THE COMPANY
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Franz Colloredo-Mansfeld
Chief Financial Officer
(617) 723-0900

FOR IMMEDIATE RELEASE
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April 30, 1999

CABOT INDUSTRIAL TRUST ANNOUNCES ISSUANCE OF $65 MILLION IN PERPETUAL PREFERRED

BOSTON, MA April 30, 1999 -- Cabot Industrial Trust (NYSE:CTR), announced today that its operating partnership, Cabot Industrial Properties, L.P. completed a private sale of $65 million of 8.625% Series B Cumulative Redeemable Perpetual Preferred Units at $50 per unit. Proceeds of the offering will be used to reduce outstanding balances under the partnerships's unsecured line of credit and for general corporate purposes.

The Preferred Units, which may be called Cabot Industrial Trust at par on or after April 29, 2004, have no stated maturity or mandatory redemption and are not convertible into any other securities of the limited partnership.
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The Preferred Units were privately placed with institutional investors.  Merrill
Lynch & Co. acted as exclusive placement agent.

On April 28, 1999 Cabot announced completion of a $200 million 5-year bond offering; based on these financings, Cabot's debt to market capitalization ratio currently stands at 27%.

Cabot Industrial Trust is a fully integrated real estate company, with offices in Boston, Baltimore, Chicago, Cincinnati, Dallas, Los Angeles and Orlando, that specializes in the ownership, acquisition, and development of industrial properties, with 242 properties containing 30 million square feet in 21 states at March 31, 1999. The Company also manages 10 million square feet of property for investment advisory accounts. Cabot Industrial Trust focuses on a broad spectrum of industrial property types nationwide including large bulk distribution facilities, multitenant distribution facilities and workspace properties.

In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations about their industry and the markets in which the Company operates. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual operating results may be affected by various factors including, without limitation, changes in national and local economic conditions, competitive market conditions, uncertainties and costs related to and the imposition of conditions on receipt of governmental approvals and costs of material and labor, all of which may cause such actual results to differ materially from what is expressed or forecast in this press release.


  To receive Cabot Industrial Trust's latest news release and other corporate documents please send requests via e-mail at ir@cabottrust.com
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                 or visit our web-site at www.cabottrust.com.